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Multiple Presentations Report Active Combinations of Genasense® Plus Chemotherapy in Patients with Advanced Gastrointestinal Cancer

BERKELEY HEIGHTS, NJ – May 17, 2005 – Genta Incorporated (NASDAQ: GNTA) today announced the release of data from multiple clinical studies using Genasense® (oblimersen sodium) Injection in combination with various types of chemotherapy in patients with advanced gastrointestinal (GI) cancers. The data were communicated in abstracts to the annual meeting of the American Society of Clinical Oncology (ASCO) in Orlando, FL. The clinical work was sponsored in collaboration with the National Cancer Institute. Investigators who conducted the research were from the University of Pittsburgh, University of Texas-Health Sciences Center, San Antonio, Montefiore Medical Center, New York- Presbyterian Hospital, Stanford University, and the Research Institute for Radiation Biology and Medicine, Hiroshima, Japan.

A total of 45 patients were studied in three different Phase 1 studies. In the first study, escalating doses of Genasense were evaluated in patients with advanced colorectal cancer using a standard drug regimen known as FOLFOX4 (consisting of fluorouracil [5-FU], folinic acid, and oxaliplatin). Prolonged neutropenia that resulted in dose delays on day 14 were dose- limiting using full doses of Genasense (7/mg/kg/d x 5 days) given twice in a 28-day cycle. Of 13 patients who were evaluable for response, one patient had a complete response (CR) and 2 patients achieved a partial response (PR).

In a second study, 13 patients with advanced cancer of the stomach or esophagus received escalating doses of Genasense in combination with cisplatin and 5-FU. Adverse events have been qualitatively similar to those observed with chemotherapy alone, including mucositis, asthenia, diarrhea, neutropenia, and anemia. One CR and 2 PRs have been observed in the 9 patients who are currently evaluable. Accrual to this study is continuing.

In a third Phase 1 study, 16 patients with predominantly GI tumors were treated with increasing doses of both Genasense and gemcitabine (Gemzar®; Eli Lilly Inc.). Accrual was completed to this trial, and full doses of both drugs proved to be tolerable (i.e., Genasense 7 mg/kg/d x 5 days, gemcitabine 1500 mg/m2, both given every two weeks). Response information was not reported at this time; however, adverse events were generally limited to hematological toxicity.

“The Genasense development program continues to generate important safety data in combination with the most commonly used anticancer agents,” commented Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer. “Gastrointestinal cancer represents an important programmatic opportunity, and we are reviewing plans to expand clinical development in this area.”

A final presentation showed that Genasense markedly enhanced the antitumor activity of both paclitaxel and cisplatin in preclinical models of stomach cancer. Moreover, while methylation of CpG motifs in the Genasense chemical structure markedly reduced immunostimulatory side-effects of the compound in mice, antitumor activity – which was associated with down-regulation of Bcl-2 - was retained. Preliminary information regarding the work in gastric cancer can be accessed at:
http://www3.interscience.wiley.com/cgi-bin/abstract/109675974/ABSTRACT
Similar work from these investigators has shown increased activity when Genasense was used in combination with trastuzumab (Herceptin®; Genentech, Inc.) and tamoxifen in a preclinical model of breast cancer. The results in breast cancer can be accessed at:
http://www3.interscience.wiley.com/cgi-bin/abstract/110460861/ABSTRACT

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated